Cusip No.	602675100	13G	Page	13	of	13
Exhibit 99.2
Item 7 Information
The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
First State Investments International Ltd.	IA (US registered)
First State Investment Management (UK) Limited	IA (UK registered)